Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 87
(to prospectus dated August 10, 2021)

Up to 386,015 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 1,545,448 Shares of Class A Common Stock Up to 160,290 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on January 23, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 386,015 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 160,290 shares of Class A Common Stock that are issuable upon the exercise of 160,290 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 225,725 shares of Class A Common Stock that are issuable upon the exercise of 225,725 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 1,545,448 shares of Class A Common Stock (including up to 105,879 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 6,520 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 160,290 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Capital Market under the symbols “HYZN” and “HYZNW,” respectively. On January 24, 2025 the closing price of our Class A Common Stock was $0.72 and the closing price for our public warrants was $0.003.

Except as otherwise indicated, all information in this prospectus supplement gives effect to a 1-for-50 reverse stock split of our Class A Common Stock, which became effective as of September 11, 2024.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 24, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 23, 2025
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
599 South Schmidt Road Bolingbrook, IL		60440
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $575.00 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 23, 2025, Hyzon Motors Inc. (the “Company”) received a determination letter (the “Delisting Notification”) from The Nasdaq Stock Market (“Nasdaq”) stating that the Nasdaq staff (“Staff”) determined, in accordance with Listing Rules 5101 and 5110(b) and Nasdaq Listing Rule IM 5101-1, that the Company’s securities, including its Class A common stock, par value $0.0001 per share, and public warrants, will be delisted from Nasdaq. The Delisting Notification indicates that the Staff’s determination was based on, among other items, the Company’s previously announced Plan of Dissolution to which the Company is asking its stockholders to approve at a Special Meeting of Stockholders to be held on February 13, 2025 at 9:00 A.M. Eastern Time and associated public interest concerns raised by such request.

Per the Delisting Notification, the Company’s securities will be suspended at the opening of business on January 30, 2025, and a Form 25-NSE will be filed by Nasdaq with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

The Delisting Notification states that the Company may appeal the Staff’s determination to delist the Company’s securities, however, even if the Company appeals the Staff’s determination, the Company’s securities will be suspended from trading at the opening of business on January 30, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: January 23, 2025	By:	/s/ Parker Meeks
	Name:	Parker Meeks
	Title:	Chief Executive Officer